Exhibit d.7
                    Third Amendment to Subadvisory Agreement











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                                 THIRD AMENDMENT
                                 ---------------
                            TO SUBADVISORY AGREEMENT
                            ------------------------

     THIS AMENDMENT, effective as of the 1st day of September, 2006 amends that certain Subadvisory Agreement effective July 1, 1998, as amended also on July 1, 1998 and on November 20, 2002 (the "Agreement"), among Phoenix Opportunities Trust (f/k/a Phoenix-Seneca Funds), a Delaware statutory trust on behalf of its series Phoenix Bond Fund and Phoenix Earnings Driven Growth Fund (the "Fund"), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") and Seneca Capital Management LLC, a California limited liability company (the "Subadviser") as follows:

     1. Any and all references to the name of the Fund as Phoenix-Seneca Funds shall hereafter refer to the Fund as Phoenix Opportunities Trust.

     2. Any and all references to the series known as Phoenix-Seneca Growth Fund and Phoenix-Seneca Real Estate Securities Fund are hereby deleted from the Agreement.

     3. The name of the series known as Phoenix-Seneca Bond Fund has been changed to Phoenix Bond Fund.

     4. The name of the series known as Phoenix-Seneca Mid-Cap "EDGE"SM Fund has been changed to Phoenix Earnings Driven Growth Fund.

     5.  The following provision is hereby added as Section 20 to the Agreement:

         Prohibited Conduct.
         -------------------

         In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment Partners, Ltd. regarding transactions for the Fund in securities or other assets. The Fund shall provide the Subadviser with a list of investment companies sponsored by Phoenix and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

     6. All provisions of the Agreement remain in full force and effect and are unchanged in any other respects.

     7. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

                            [Signature Page Follows]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers.

                               PHOENIX OPPORTUNITIES TRUST



                               By:   /s/ Francis G. Waltman
                                  --------------------------------------
                                  Name:  Francis G. Waltman
                                  Title: Senior Vice President


                               PHOENIX INVESTMENT COUNSEL, INC.


                               By:   /s/ John H. Beers
                                  --------------------------------------
                                  Name:  John H. Beers
                                  Title: Vice President and Clerk

ACCEPTED:

SENECA CAPITAL MANAGEMENT LLC



By: /s/  George R. Aylward
   -----------------------------------------
   Name:  George R. Aylward
   Title: Executive Vice President